Exhibit 99.1

[GRAPHIC OMITTED][GRAPHIC OMITTED]

For Further Information
Randy Kohn, President and Chief Executive Officer
843-522-1228 or email: rkohn@lowcountrybank.com

Charlie Lovering, Chief Financial Officer
843-522-1228 or email: clovering@lowcountrybank.com


April 21, 2003

FOR IMMEDIATE RELEASE

                             COASTAL BANKING COMPANY
                         Reports Strong Quarterly Profit

         April 21, 2003 - Beaufort, SC - Coastal Banking Company Inc., holding company for Lowcountry National Bank, reported record earnings for the quarter ended March 31, 2003. Net income for the quarter ended March 31, 2003 was $167,000 compared to $88,000 for the quarter ended March 31, 2002. Net income per share was $.18 for the quarter ended March 31, 2003 compared to $.09 per share for the quarter ended March 31, 2002.

         As of March 31, 2003, Coastal Banking Company reported total assets of $83 million, an increase of $7 million or 9% since December 31, 2002, and an increase of $27 million or 48% compared to March 31, 2002. Deposits were $73 million and net loans totaled $55 million at the current year quarter's end.

         Randy Kohn, President and CEO of Coastal Banking Company, Inc., stated, "We are pleased with our continued growth in assets and deposits despite a first quarter of economic uncertainties due to the war in Iraq. We are even more pleased that profitability has kept pace with our assets and deposit growth despite continued pressure on our net interest margins."

         Coastal Banking Company has its headquarters at 36 Sea Island Parkway, Beaufort, SC. Its stock is traded over the counter under the symbol (OTC:BB -
CBCO).

Certain statements in this news release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.